(LOGO) ARTHUR ANDERSEN LLP

INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors of
Columbia National, Inc.:

We have examined management's assertion about Columbia National, Inc.'s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers and that Columbia National, Inc. had in effect a fidelity bond policy and an errors and omissions policy in the amount of $10,000,000 and $9,500,000, respectively, for the period January 1,1998 through December 30, 1998, and in the amount of $11,000,000 and $11,000,000, respectively, as of December 31,1998, included in the accompanying management's assertion. Management is responsible for Columbia National, Inc.'s compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Columbia National, Inc.'s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Columbia National, Inc.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that Columbia National, Inc. complied with the aforementioned minimum servicing standards and that Columbia National, Inc. had in effect a fidelity bond policy and an errors and omissions policy in the amount of $10,000,000 and $9,500,000, respectively, for the period January 1,1998 through December 30, 1998, and in the amount of $11,000,000 and $11,000,000, respectively, as of December 31, 1998 is fairly stated, in all material respects.


Arthur Andersen LLP
Washington, D.C.. February 18,1999